Exhibit 99

PRESS RELEASE

Scripps Networks Interactive reports third quarter financial results

Nov. 6, 2009

For immediate release

CINCINNATI – Scripps Networks Interactive Inc. (NYSE: SNI) today reported operating results for the third quarter 2009.

Results for the three-month period ended Sept. 30 reflect strong affiliate fee revenue growth and improved advertising sales at the company’s flagship cable television networks, Food Network and HGTV.

Consolidated revenue for the quarter was flat relative to the prior year period at $364 million. Total revenue from the company’s portfolio of Lifestyle Media television networks, Web sites and other related businesses was up 4.3 percent for the period compared with last year.

Consolidated expenses for the quarter decreased 4.5 percent year over year.

Third quarter net income attributable to Scripps Networks Interactive was $65.3 million, or 39 cents per share, compared with $57.3 million, or 35 cents, in the third quarter 2008. In the third quarter 2008, net income was reduced by 3 cents per share due to a $4.5 million charge that resulted from a re-measurement of the company’s deferred tax liabilities. The re-measurement was related to the company’s spinoff from its former parent.

In the third quarter 2009, consolidated segment profit was up 7.9 percent to $144 million from $134 million in the prior-year period. (See Note 2 for a definition of segment profit). The company generated $157 million in cash from continuing operations.

Led by HGTV and Food Network, revenue at the company’s Lifestyle Media business segment grew 4.3 percent to $326 million. Lifestyle Media advertising revenue grew slightly while affiliate fee revenue was up 16 percent on higher rates for HGTV and expanding distribution of all of the company’s television networks.

Other television networks operated by Scripps Networks Interactive include DIY Network, Great American Country (GAC) and Fine Living Network (FLN). The company announced in October that it is rebranding FLN to the new Cooking Channel. The rebranding is expected to be completed sometime during the third quarter of 2010.

Non-programming expenses at the Lifestyle Media segment were down 3.3 percent, while programming amortization costs were up 7.0 percent. Total expenses for the segment were up 1.2 percent for the quarter. The company has said that it expects programming amortization expenses to increase by 9 to 11 percent for the full year. Non-programming costs are expected to be flat to down slightly for the year.

Lifestyle Media segment profit during the third quarter grew 8.3 percent to $150 million from the prior year period.

Revenue from the company’s Interactive Services business segment, which includes online comparison shopping services Shopzilla and BizRate, was $39.0 million during the third quarter compared with $52.1 million during the same period in 2008. The company’s initiatives to reposition and differentiate Shopzilla’s products continue to show positive trends. The number of product offers available to consumers has nearly doubled since the last holiday season, and leads to Shopzilla merchant partners in the quarter grew 19 percent year over year. The lead volume metric is important because it measures the value Shopzilla is delivering to its direct merchant partners, as well as the level of engagement that consumers are having with the core content on its branded comparison shopping Web sites at BizRate.com and Shopzilla.com.

Interactive Services expenses were down 20 percent as a result of actions the company has taken to establish a lower cost structure for the business.

Interactive Services segment profit was $6.4 million in the third quarter compared with $11.5 million during the same period a year earlier. The company expects Shopzilla segment profit to be above $30 million for the full year.

“Scripps Networks Interactive had a solid third quarter, delivering revenue and segment profit growth in the midst of the challenging macro-economic environment,” said Kenneth W. Lowe, chairman, president and chief executive officer. “An improving advertising market for cable television networks and double-digit growth in affiliate fee revenue drove the company’s consolidated results.

“At our Lifestyle Media businesses, Food Network and HGTV continued to perform exceptionally well, attracting ever-growing numbers of engaged viewers and solidifying their competitive positions as television’s leading destinations for food- and home-oriented lifestyle content,” Lowe said. “Audience growth has been particularly robust at Food Network, which for the first time in its history ranked among the Top-10 U.S. cable networks.

“At our Interactive Services businesses, BizRate and Shopzilla generated segment profit in line with our expectations in large part due to the lower cost structure we’ve achieved. Initiatives under way to improve the online shopping experience for both consumers and merchants also are driving positive trends, including an increase in the number of qualified leads we’re sending to our merchant partners.”

The reporting of quarterly financial results comes a day after the company announced it will enter into a joint venture with Cox Communications Inc., by which it will acquire a controlling interest in the Travel Channel. The two companies Thursday signed a definitive agreement that, upon completion, will result in Scripps Networks Interactive owning 65 percent of the Travel Channel and Cox Communications retaining a 35 percent stake in the network.

The Travel Channel transaction, which will be structured as a leveraged joint venture, is expected to be completed by or before January 2010.

Here are third-quarter results by operating segment:

Lifestyle Media

Total Lifestyle Media revenue was $326 million, up 4.3 percent. Affiliate fee revenue grew 16 percent to $81.1 million. Advertising revenue was $237 million, up 0.5 percent.

Total expenses increased 1.2 percent. Programming expenses increased 7.0 percent to $79.8 million. Non-programming costs decreased 3.3 percent to $95.3 million.

Lifestyle Media segment profit was $150 million compared with $139 million in the prior-year period.

Operating revenue at HGTV was $153 million, up 6.4 percent. HGTV now reaches 99 million subscribers compared with about 97 million at the end of the third quarter 2008.

Food Network operating revenue was $119 million, up 5.1 percent. Food Network reaches 99 million subscribers, up from about 97 million at the end of the third quarter 2008.

Revenue at DIY Network was up 11 percent to $17.7 million. DIY can be seen in about 52 million households, up from about 48 million households a year ago.

Fine Living Network (FLN) revenue was $11.2 million, down 13 percent, reflecting lower-than-anticipated audience levels since becoming a rated network at the beginning of the year. Fine Living reaches 56 million households vs. 52 million households last year.

Revenue at Great American Country (GAC) increased 9.5 percent to $6.4 million. Great American Country can be seen in about 57 million homes compared with about 54 million homes a year ago.

Revenue from the Lifestyle Media segment’s interactive businesses (SN Digital) was $17.5 million, down 8.4 percent.

Interactive Services

Interactive Services revenue was $39.0 million compared with $52.1 million.

Segment expenses decreased 20 percent to $32.6 million.

Segment profit was $6.4 million compared with $11.5 million.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s third quarter results and proposed Travel Channel acquisition during a telephone conference call at 10 a.m. ET today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 1-800-288-8976 (U.S.) or 612-332-0342 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “Scripps Networks Interactive,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12 p.m. ET Nov. 6 until 11:59 p.m. ET Nov. 13. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 122842. A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations, then follow the Audio Archives link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2008 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive Inc. is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes: Lifestyle Media, with popular lifestyle television and Internet brands HGTV, Food Network, DIY Network, Fine Living Network (FLN) and country music network Great American Country (GAC); and Interactive Services, with leading online search and comparison shopping services BizRate and Shopzilla.

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Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 513-824-3227

E-mail: mark.kroeger@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended September 30,			Nine months ended September 30,
(in thousands, except per share data)	2009	2008	Change	2009	2008	Change
Operating revenues	$364,461	$364,187	0.1%	$1,111,509	$1,145,358	(3.0)%
Costs and expenses	(220,197)	(230,468)	(4.5)%	(661,879)	(682,224)	(3.0)%
Depreciation and amortization of intangible assets	(20,666)	(16,683)	23.9%	(58,570)	(48,655)	20.4%
Gains (losses) on disposal of PP&E	(898)			(967)	(835)	15.8%

Operating income	122,700	117,036	4.8%	390,093	413,644	(5.7)%
Interest expense	(285)	(2,199)	(87.0)%	(1,021)	(13,309)	(92.3)%
Equity in earnings of affiliates	4,873	5,418	(10.1)%	12,834	14,177	(9.5)%
Losses on repurchases of debt					(26,380)
Miscellaneous, net	(1,321)	1,113		(721)	11

Income from continuing operations before income taxes	125,967	121,368	3.8%	401,185	388,143	3.4%
Provision for income taxes	(41,544)	(43,841)	(5.2)%	(130,449)	(145,759)	(10.5)%

Income from continuing operations, net of tax	84,423	77,527	8.9%	270,736	242,384	11.7%
Income (loss) from discontinued operations, net of tax	676	(879)		(1,885)	741

Net income	85,099	76,648	11.0%	268,851	243,125	10.6%
Less: net income attributable to noncontrolling interests	(19,779)	(19,321)	2.4%	(63,879)	(66,021)	(3.2)%

Net income attributable to SNI	$65,320	$57,327	13.9%	$204,972	$177,104	15.7%

Diluted income per share:
Income from continuing operations attributable to SNI common shareholders	$0.39	$0.35		$1.26	$1.07
Income (loss) from discontinued operations, net of tax, attributable to SNI common shareholders	0.00	(0.01)		(0.01)	0.00

Net income attributable to SNI common shareholders	$0.39	$0.35		$1.24	$1.08

Weighted average diluted shares outstanding (1)	165,736	164,472		164,760	164,472

Amounts attributable to SNI:
Income from continuing operations	$64,644	$58,206		$206,857	$176,363
Income (loss) from discontinued operations, net of tax	676	(879)		(1,885)	741

Net income attributable to SNI	$65,320	$57,327		$204,972	$177,104

For comparison purposes, results in the first half of 2008 include estimates of Scripps Networks Interactive’s portion of The E. W. Scripps Company’s corporate expenses for those periods. Such estimates are not representative of our costs as a stand-alone company.

(1)	For the periods presented prior to July 1, 2008, diluted EPS was computed using the number of common shares outstanding on the spin-off-date.

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)	As of
(in thousands, except per share data)	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$11,120	$9,970
Short-term investments	162,883	2,703
Accounts and notes receivable (less allowances: 2009- $4,561; 2008- $5,014)	331,689	368,593
Programs and program licenses	236,443	238,319
Assets of discontinued operations	23,256	22,068
Other current assets	15,697	13,651

Total current assets	781,088	655,304
Investments	43,222	40,279
Property, plant and equipment, net	207,072	191,414
Goodwill	424,213	424,213
Other intangible assets, net	90,017	103,628
Programs and program licenses (less current portion)	222,172	235,967
Unamortized network distribution incentives	80,283	107,796
Other non-current assets	17,794	14,607

Total Assets	$1,865,861	$1,773,208

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$6,720	$13,231
Program rights payable	17,111	15,240
Customer deposits and unearned revenue	14,682	11,045
Employee compensation and benefits liabilities	33,996	35,259
Accrued marketing and advertising costs	10,133	16,695
Liabilities of discontinued operations	8,464	10,905
Other accrued liabilities	49,844	66,277

Total current liabilities	140,950	168,652
Deferred income taxes	123,544	131,903
Long-term debt		80,000
Other liabilities (less current portion)	119,420	104,239

Total liabilities	383,914	484,794

Redeemable noncontrolling interest	5,200	9,400

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par - authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A - authorized: 240,000,000 shares; issued and outstanding: 2009 - 129,261,498 shares; 2008 - 127,184,107 shares	1,293	1,272
Voting - authorized: 60,000,000 shares; issued and outstanding: 2009 - 36,338,226 shares; 2008 - 36,568,226 shares	363	366

Total	1,656	1,638
Additional paid-in capital	1,257,919	1,219,930
Retained earnings (deficit)	47,192	(120,774)
Accumulated other comprehensive income	36,916	31,487

Total SNI shareholders’ equity	1,343,683	1,132,281
Noncontrolling interests	133,064	146,733

Total equity	1,476,747	1,279,014

Total Liabilities and Equity	$1,865,861	$1,773,208

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(unaudited)	Nine months ended September 30,
(in thousands)	2009	2008
Cash Flows from Operating Activities:
Net income	$268,851	$243,125
Loss (income) from discontinued operations, net of tax	1,885	(741)

Income from continuing operations, net of tax	270,736	242,384
Adjustments to reconcile income from continuing operations, net of tax, to net cash flows from operating activities:
Depreciation and other intangible assets amortization	58,570	48,655
Programs and program licenses costs	229,043	211,099
Program payments	(211,500)	(212,503)
Amortization of network distribution costs	28,305	24,875
Capitalized network distribution incentives	(5,571)	(3,885)
Losses on repurchases of debt		26,380
Equity in earnings of affiliates	(12,834)	(14,177)
Dividends received from equity investments	17,098	5,655
Stock and deferred compensation plans	15,557	19,980
Deferred income taxes	(4,616)	35,309
Prepaid and accrued pension expense	7,159	3,948
Changes in certain working capital accounts:
Accounts receivable	36,970	22,647
Other assets	(297)	(2,913)
Accounts payable	(6,517)	(5,567)
Accrued employee compensation and benefits	(1,334)	380
Accrued income taxes	2,371	29,184
Other liabilities	(25,106)	(10,103)
Other, net	7,075	14,101

Net cash provided by (used in) continuing operating activities	405,109	435,449
Net cash provided by (used in) discontinued operating activities	(4,302)	12,176

Net operating activities	400,807	447,625

Cash Flows from Investing Activities:
Acquisitions of property, plant and equipment	(57,852)	(42,844)
Increase in short-term investments	(159,762)	(369)
Purchase of subsidiary companies, noncontrolling interest, and long-term investments		(9,315)
Other, net	(5,087)	1,278

Net cash provided by (used in) continuing investing activities	(222,701)	(51,250)
Net cash provided by (used in) discontinued investing activities	(858)	(2,365)

Net investing activities	(223,559)	(53,615)

Cash Flows from Financing Activities:
Increase in long-term debt		135,000
Payments on long-term debt	(80,000)	(506,303)
Bond redemption premium payment		(22,517)
Dividends paid to SNI common shareholders	(37,006)	(12,234)
Dividends paid to noncontrolling interest	(79,482)	(74,033)
Change in parent company investment, net		96,457
Proceeds from stock option exercises	22,819	5,194
Other, net	(2,490)	(1,056)

Net financing activities from continuing operations	(176,159)	(379,492)

Effect of exchange rate changes on cash and cash equivalents	61	(2,134)

Increase (decrease) in cash and cash equivalents	1,150	12,384
Cash and cash equivalents:
Beginning of year	9,970	12,532

End of period	$11,120	$24,916

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$729	$12,169
Income taxes paid	125,575	75,716

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

As a result of the distribution of Scripps Networks Interactive, Inc. to the shareholders of The E. W. Scripps Company, SNI employees holding share-based equity awards, including share options and restricted shares, have received modified awards in our Company’s stock. Under share-based payment accounting principles, the adjustment to the outstanding share based equity awards is considered a modification and incremental share-based compensation expense is recognized to the extent that the fair value of the awards immediately prior to the modification is less than the fair value of the awards immediately after the modification. Our third quarter 2008 results include a non-cash charge of $4.9 million related to the modification of these stock-based awards. Net income was reduced by $3.2 million.

In connection with the separation of the Company from E. W. Scripps, our deferred tax balances were re-measured to reflect the enacted state tax rates applicable to our tax jurisdictions as a stand-alone company. The re-measurement of our deferred tax liability balances resulted in a one-time charge to our tax provision in the third quarter of 2008 that reduced net income by $4.5 million and increased our quarterly effective tax rate by 3.7 percent.

In the second quarter of 2008, E. W. Scripps redeemed their outstanding notes which were previously allocated to us in our combined financial statements. The associated loss on extinguishment from such redemption, which was not expected to be deductible for income tax purposes, was allocated to us in our statement of operations resulting in a reduction to year-to-date net income of $26.4 million, $.16 per share.

2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Lifestyle Media includes our national television networks, HGTV, Food Network, DIY, FLN, and SN Digital which includes Web sites that are associated with the aforementioned television brands and other Internet-based businesses serving food or shelter related categories such as RecipeZaar.com, HGTVPro.com, and FrontDoor.com. Our networks also operate domestically and internationally through licensing agreements with other entities. We own approximately 69% of Food Network and approximately 94% of Fine Living Network (“FLN”). Each of our networks is distributed by cable, telecommunications, and satellite distributors.

Interactive Services includes our online comparison shopping service, Shopzilla, and its related online comparison shopping brand, BizRate. Shopzilla and BizRate are product comparison shopping services that help consumers find products offered for sale on the Web by online retailers. Shopzilla and BizRate also operate a Web-based consumer feedback network which collects millions of consumer reviews of stores and products each year.

Our chief operating decision maker evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America. Refer to Note 4—Non-GAAP Financial Measures, for reconciliations to GAAP measures.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments determined and reconciliation to our results of operations is as follows:

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2009	2008	Change	2009	2008	Change

Segment operating revenues:
Lifestyle Media	$325,511	$312,000	4.3%	$986,727	$972,059	1.5%
Interactive Services	38,983	52,101	(25.2)%	124,885	173,213	(27.9)%
Corporate/Intersegment eliminations	(33)	86		(103)	86

Total operating revenues	$364,461	$364,187	0.1%	$1,111,509	$1,145,358	(3.0)%

Segment profit (loss):
Lifestyle Media	$150,461	$138,975	8.3%	$468,902	$457,109	2.6%
Interactive Services	6,376	11,468	(44.4)%	20,675	42,264	(51.1)%
Corporate	(12,573)	(16,724)	(24.8)%	(39,947)	(36,239)	10.2%

Total segment profit	144,264	133,719	7.9%	449,630	463,134	(2.9)%
Depreciation and amortization of intangible assets	(20,666)	(16,683)	23.9%	(58,570)	(48,655)	20.4%
Gains (losses) on disposal of PP&E	(898)			(967)	(835)	15.8%
Interest expense	(285)	(2,199)	(87.0)%	(1,021)	(13,309)	(92.3)%
Equity in earnings of affiliates	4,873	5,418	(10.1)%	12,834	14,177	(9.5)%
Losses on repurchases of debt					(26,380)
Miscellaneous, net	(1,321)	1,113		(721)	11

Income from continuing operations before income taxes	$125,967	$121,368	3.8%	$401,185	$388,143	3.4%

Corporate costs for the first six months of 2008 reflect an estimate of SNI’s portion of The E. W. Scripps Company’s corporate expenses. Included in Corporate expenses are one-time costs related to the separation that totaled $7.2 million in the third quarter of 2008, $0.8 million in the third quarter of 2009, and $6.5 million for the year-to-date period of 2009.

3. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time in our national television networks’ programming, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated Web sites (SN Digital).

Supplemental information for Lifestyle Media is as follows:

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2009	2008	Change	2009	2008	Change

Operating revenues by brand:

HGTV	$152,547	$143,391	6.4%	$459,925	$447,738	2.7%
Food Network	118,591	112,874	5.1%	363,218	358,359	1.4%
DIY	17,684	16,006	10.5%	51,133	47,338	8.0%
FLN	11,185	12,873	(13.1)%	33,888	39,637	(14.5)%
GAC	6,449	5,890	9.5%	19,274	18,088	6.6%
SN Digital	17,529	19,137	(8.4)%	54,012	56,846	(5.0)%
Other/intersegment eliminations	1,526	1,829	(16.6)%	5,277	4,053	30.2%

Operating revenues by type:

Advertising	$236,598	$235,523	0.5%	$722,177	$742,270	(2.7)%
Affiliate fees, net	81,055	69,877	16.0%	240,174	206,991	16.0%
Other	7,858	6,600	19.1%	24,376	22,798	6.9%

Subscribers (1):

HGTV				98,800	97,400	1.4%
Food Network				99,300	97,500	1.8%
DIY				52,100	48,300	7.9%
FLN				55,700	51,800	7.5%
GAC				57,200	54,000	5.9%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks, with the exception of FLN in 2008, which was not yet rated by Nielsen and represented comparable amounts calculated by us.

4. NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP provided in this release, the Company has presented segment profit and free cash flow. A reconciliation of segment profit to operating income determined in accordance with accounting principles generally accepted in the United States of America for each business segment is as follows:

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Operating income	$122,700	$117,036	$390,093	$413,644
Depreciation and amortization of intangible assets:
Lifestyle Media	9,821	6,996	27,432	20,640
Interactive Services	10,489	9,625	30,430	27,846
Corporate	356	62	708	169
Losses (gains) on disposal of PP&E:
Lifestyle Media	516		571	764
Interactive Services	382		396
Corporate				71

Total segment profit	$144,264	$133,719	$449,630	$463,134

The Company defines free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property, plant and equipment. The Company measures free cash flow as it believes it is an important indicator for management and investors as to the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Segment profit	$144,264	$133,719	$449,630	$463,134
Income taxes paid	(39,894)	(4,220)	(125,575)	(75,716)
Interest paid	(186)	(1,963)	(729)	(12,169)
Working capital and other	53,014	88,781	81,783	60,200

Cash provided by continuing operating activities	157,198	216,317	405,109	435,449
Dividends paid to noncontrolling interest	(9,671)	(17,850)	(79,482)	(74,033)
Acquisitions of property, plant and equipment	(17,441)	(19,281)	(57,852)	(42,844)

Free cash flow	$130,086	$179,186	$267,775	$318,572

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.